Exhibit 10.10

PROFIT CONSULTANTS INC.
6040 Upshaw, Ste. 105
Humble, Texas  77396
Tel: (281) 441-2538

October 18, 2011

GLOBAL CLEAN ENERGY, INC
4150 St Catherine Street West
Suite 525
Montreal. QC H3Z 2Y5

Attention; Kenneth S. Adessky

RE: Convertible Promissory Note Dated January 31, 2010

Dear Sir,

As you are aware you executed a Convertible Promissory Note to our company for the sum of One Hundred Sixteen Thousand Dollars plus interest at 7.5% on January 31, 2010 which was in payment of our original loan of One Hundred Thousand Dollars on January 20, 2008.

As stated in the Convertible Promissory Note we hereby request repayment by way of conversion into common stock of your company. We believe the conversion should represent 8,812,000 common shares based on the repayment of the Loan as of today’s date of $132,000.00 and the bid price for the last 5 days of $0.015.

We thank you for your co-operation and remain

Yours Truly,

PROFIT CONSULTANTS INC.

(s) John Bentivoglio

Per;  John Bentivoglio